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                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated December 3, 1997 on the October 31, 1997 financial statements of the White Oak Growth Stock Fund and Pin Oak Aggressive Stock Fund of the Advisors' Inner Circle Fund, and our report dated December 12, 1997, on the October 31, 1997 financial statements of the HGK Fixed Income Fund, AIG Money Market Fund, FMC Select Fund, and CRA Realty Shares Portfolio of the Advisors' Inner Circle Fund, incorporated by reference in the Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A of the Advisors' Inner Circle Fund (File No. 33-42484), and to all references to our firm included in or made part of Post-Effective Amendment No. 32 to the Registration Statement File No. 33-42484.

                                        /s/ Arthur Andersen LLP


Philadelphia, Pa.
  February 24, 1998